 As filed with the Securities and Exchange Commission on May 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DAKOTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-3475290 (I.R.S. Employer Identification Number)

106 Glendale Drive, Suite

A Lead, South Dakota 57754

(Address of Principal Executive Offices)

Dakota Gold Corp. 2022 Stock Incentive Plan

(Full title of the plan)

Robert Quartermain

Chief Executive Officer

106 Glendale Drive, Suite A

Lead, South Dakota 57754

(Name and address of agent for service)

(605) 717-2540

(Telephone number, including area code, for agent for service)

With copies to:

Brian Boonstra

Davis Graham & Stubbs LLP

3400 Walnut Street, Suite 700

Denver, Colorado 80205

(303) 892-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (the “Commission”) pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 4,500,000 shares of common stock, par value $0.001 per share, of the Company, which are reserved for issuance under Company’s 2022 Stock Incentive Plan (the “Plan”).

The Company previously filed a Registration Statement on Form S-8 on September 1, 2022 (Registration No. 333-267210) registering 6,250,000 shares of the Company’s common stock for issuance under the Plan (the “Prior Registration Statement”). In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein, together with all exhibits filed therewith or incorporated therein by reference to the extent not otherwise amended or superseded by the contents thereof.

As used in this Registration Statement, the term “Company” or “Registrant” refers to Dakota Gold Corp. and its subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Those documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Commission on March 20, 2025 (the “Annual Report”);

(b)	the information specifically incorporated by reference into the Annual Report from the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on April 2, 2025;

(c)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the Commission on May 8, 2025;

(d)	the Company’s Current Reports on Form 8-K, as filed with the Commission on February 6, 2025, February 21, 2025, March 24, 2025, May 13, 2025 and May 19, 2025; and

(e)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on March 31, 2022, as the same may be amended from time to time, and as superseded by the disclosures in any amendment or report filed for the purpose of updating such description.

Unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that the Company may furnish to the Commission from time to time will be incorporated by reference into, or otherwise included in, this Registration Statement.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation and bylaws provide that it will indemnify to the fullest extent permitted by law, as it now exists or may hereafter be amended, any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative (an “Action”), by reason of the fact that such person is or was a director or officer of the Company or any predecessor of the Company or, while a director or officer, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (each, an “Indemnified Person”), against all liability and loss suffered and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement or other disposition that the Indemnified Person actually and reasonably incurs in connection with the Action and shall reimburse each such person for all legal fees and expenses reasonably incurred by such person in seeking to enforce its rights to indemnification (by means of legal action or otherwise). Notwithstanding the preceding sentence, the Company shall be required to indemnify a person in connection with an Action (or part thereof) commenced by such person only if the commencement of such Action (or part thereof) by the person was authorized in the specific case by the Company’s Board of Directors.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8.	Exhibits.

Exhibit No.	Description
5.1*	Opinion of Davis Graham & Stubbs LLP.
10.1	Dakota Gold Corp. 2022 Stock Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement on Schedule 14A of Dakota Gold Corp. filed on July 25, 2022).
23.1*	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Qualified Person - Independent Mining Consultants, Inc.
23.4*	Consent of Qualified Person - Woods Process Service, LLC.
24.1*	Power of Attorney (included on signature page of this Registration Statement).
107*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on May 27, 2025.

DAKOTA GOLD CORP.

By:	/s/ Robert Quartermain
Name:	Robert Quartermain
Title:	Chief Executive Officer (Principal Executive Officer) and Director

Power of Attorney

Each of the undersigned hereby constitutes and appoints Robert Quartermain and Shawn Campbell, each acting alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert Quartermain	Chief Executive Officer (Principal Executive Officer), President and Co-Chairman	May 27, 2025
Robert Quartermain

/s/ Shawn Campbell	Chief Financial Officer (Principal Accounting Officer)	May 27, 2025
Shawn Campbell

/s/ Gerald Aberle	Chief Operating Officer and Director	May 27, 2025
Gerald Aberle

/s/ Stephen O’Rourke	Managing Director and Co-Chairman	May 27, 2025
Stephen O’Rourke

/s/ Jennifer S. Grafton	Director	May 27, 2025
Jennifer S. Grafton

/s/ Todd Kenner	Director	May 27, 2025
Todd Kenner

/s/ Amy K. Koenig	Director	May 27, 2025
Amy K. Koenig

/s/ Kevin Puil	Director	May 27, 2025
Kevin Puil

/s/ Alice Schroeder	Director	May 27, 2025
Alice Schroeder